Exhibit 99.1
For Release at 7:00 AM Eastern on September 5, 2007
DSW INC. REPORTS 2007 SECOND QUARTER FINANCIAL RESULTS
COLUMBUS, Ohio, September 5, 2007/PRNewswire/ — DSW Inc. (NYSE: DSW), a leading branded footwear specialty retailer, announced net income of $6.5 million on net sales of $348.7 million for the second quarter ended August 4, 2007, compared with net income of $15.3 million on net sales of $301.3 million for the second quarter ended July 29, 2006. Same store sales increased 5.9% for the comparable thirteen-week period versus an increase of 2.2% last year.
The Company said second quarter sales were driven by significant promotional activity aimed at clearing seasonal merchandise, which negatively impacted gross margin for the quarter.
Diluted earnings per share were $0.15 for the second quarter of 2007 compared with $0.35 for last year’s second quarter.
Six Month Results
Net income was $30.3 million on net sales of $705.7 million for the six months ended August 4, 2007, compared with net income of $32.9 million on net sales of $617.8 million for the six months ended July 29, 2006. Same store sales increased 0.9% for the comparable twenty-six week period versus an increase of 3.2% last year.
Diluted earnings per share were $0.68 for the six months ended August 4, 2007, compared with $0.74 for the same period last year.
2007 Outlook
Based on the performance through the second quarter reported today, the Company is maintaining its annual estimate for fiscal 2007 diluted earnings per share in the range of $1.63 to $1.68 and is maintaining its annual estimate for comparable store sales in the range of 0% to 3%. In addition, the Company plans to open at least 35 new DSW stores during the year, an increase from its original estimate of at least 30 new stores.
Webcast and Conference Call
To hear the Company’s live second quarter earnings conference call, log on to www.DSWshoes.com at 8:00 a.m. ET today, Wednesday, September 5, 2007, or call 1-800-659-2056 and reference passcode 50473518. To hear a replay of the earnings call, which will be available approximately two hours after the conference call ends, dial 1-888-286-8010, followed by passcode 55100942. An audio replay of the conference call, as well as additional financial information, will also be available at www.DSWshoes.com.

About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. branded footwear specialty retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. As of September 5, 2007 DSW operated 237 stores in 36 states and supplied footwear to 366 leased locations (33 for related retailers and 333 for non-related retailers) in the United States. For store locations and additional information about DSW, visit www.DSWshoes.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our “2007 Outlook,” are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with our vendors; our ability to anticipate and respond to fashion trends; fluctuation of our comparable store sales and quarterly financial performance; disruption of our distribution operations; our dependence on Retail Ventures, Inc. for key services; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; declining general economic conditions; risks inherent to international trade with countries that are major manufacturers of footwear; and security risks related to our electronic processing and transmission of confidential customer information. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company’s latest annual or quarterly report, as filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.
Contact: DSW Investor Relations, 614-872-1474
Source: DSW Inc.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 4,	February 3,
	2007	2007

ASSETS
Cash and equivalents	$74,843	$73,205
Short-term investments	100,475	98,650
Accounts receivable, net	12,468	8,284
Inventories	258,119	237,737
Prepaid expenses and other assets	28,934	22,049
Deferred income taxes	19,044	18,046

Total current assets	493,883	457,971

Property and equipment, net	145,538	116,872
Long-term investments	2,500	—
Goodwill	25,899	25,899
Tradenames and other intangibles, net	4,949	5,355
Deferred income taxes and other assets	2,117	2,206

Total assets	$674,886	$608,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$134,012	$94,967
Accrued expenses	54,734	64,300

Total current liabilities	188,746	159,267

Deferred income taxes and other non-current liabilities	79,001	74,457
Total shareholders’ equity	407,139	374,579

Total liabilities and shareholders’ equity	$674,886	$608,303

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Net sales	$348,718	$301,302	$705,715	$617,789
Cost of sales	(267,368)	(216,200)	(515,109)	(439,400)

Gross profit	81,350	85,102	190,606	178,389
Operating expenses	(73,024)	(62,005)	(145,062)	(127,403)

Operating profit	8,326	23,097	45,544	50,986
Interest income, net	1,948	1,975	3,667	3,299

Earnings before income taxes	10,274	25,072	49,211	54,285
Income tax provision	(3,753)	(9,731)	(18,946)	(21,425)

Net income	$6,521	$15,341	$30,265	$32,860

Basic and diluted earnings per share:
Basic	$0.15	$0.35	$0.69	$0.75
Diluted	$0.15	$0.35	$0.68	$0.74

Shares used in per share calculations:
Basic	43,953	43,909	43,947	43,902
Diluted	44,338	44,210	44,349	44,177

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